EXHIBIT 10.20

                              SHERWOOD BRANDS, INC.
                            6110 EXECUTIVE BOULEVARD
                            ROCKVILLE, MARYLAND 20852

                                                              August 27, 1998

Mr. Gordon F. Nahas
4029 High Point Road
Ellicot City, Maryland  21042

Dear Gordon:

         We are very pleased to offer you the position of Chief Financial Officer of Sherwood Brands, Inc. We are certain that you will become a very important part of our management team and company. The following is a summary of your terms of employment:

         START DATE: September 8, 1998.

         BASE SALARY: $95,000 per annum, paid every two weeks. Annual merit reviews will be provided at each employment anniversary date.

         BONUS PROGRAM: You will be eligible to receive performance and annual incentive awards beginning with fiscal year 1998/99 in accordance with the Sherwood Brands, Inc. Executive Compensation Plan. For fiscal year ending July 31, 1999, the award shall be 2% of the amount, if any, by which the pretax profits of the consolidated Company for such fiscal year exceeds $1,270,000.

         OPTIONS: You will be granted options to purchase 10,000 shares of Class A Common Stock under the Sherwood Brands, Inc. Option Plan, at an exercise price of $5.95 per share. These options are exercisable as to one-third of the shares covered thereby on the first, second and third anniversaries of the commencement date of your employment.

         EXECUTIVE BENEFIT PROGRAM:

                  MEDICAL. The Company will provide for full medical coverage under the HMO plan for you and your son. In addition, you will have the option to upgrade to the full indemnity (point of service) plan. The additional premiums which are listed in Exhibit A are payable by you on a pretax basis.

                  DENTAL. The Company will provide for dental coverage for you and your son under the Company dental plan.

                  LONG TERM DISABILITY. The Company provides for a long term disability plan for you.

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                  LIFE INSURANCE. The Company provides for $10,000 of life
                  insurance for each employee.

                  VACATION. Three weeks. To be increased in future (length to be determined later) based upon years of service.

         EXPENSE REIMBURSEMENT. All expenses will be paid by Sherwood with a company provided credit care. Please plan your travel at least 4 weeks in advance to benefit from airlines super saver rates. Please submit expense reports weekly indicating expenses paid by the company credit card and, if applicable, expenses paid personally.

                  PARKING. The Company will pay for the monthly parking at our executive offices.

                  PROFESSIONAL DUES. The Company will pay up to $1,000 per annum.

                  CONTINUING EDUCATION AND SEMINARS. The Company will pay for all seminars and conferences pre-approved by myself or Uzi Frydman.

                  401(K) AND PROFIT SHARING PLAN. You will be eligible to participate at the earliest time allowable by the Plan or law.

         The above covers all major items. We are very excited about you joining the company and we are looking forward to growing Sherwood Brands together. Please sign where indicated below your acknowledgment and acceptance to the employment terms.

                                                     Yours very truly,

                                                     /s/ Anat Schwartz

                                                     Anat Schwartz
                                                     Vice President, Finance

Acknowledged and Accepted:

/s/ Gordon Nahas                    9/8/98

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Gordon F. Nahas

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